EXHIBIT 3.2



        CERTIFICATE CHANGING NUMBER OF SHARES PURSUANT TO NRS SS. 78.209

      1. The name of the corporation is Texoil, Inc. (the "CORPORATION").

      2. The Board of Directors of the Corporation has adopted resolutions effecting a forward stock split and submits this Certificate pursuant to NRS ss. 78.209 of the Nevada General Corporation Law.

      3. Prior to the Effective Date, the Corporation has the authority to issue 100,000 shares of common stock, par value $6.00, and 16,667 shares of preferred stock, par value $6.00.

      4. After the Effective Date, the Corporation shall have authority to issue 25,000,000 shares of common stock, par value $.01, and 5,000,000 shares of preferred stock, $.01 par value

      5. The record date for the stockholders of record of the Corporation entitled to participate in the forward stock split is one hour after the close of trading on June 25, 1999 (the "FORWARD SPLIT RECORD DATE"). The effective date and time of this Certificate Changing the Number of Shares Pursuant to NRS ss. 78.209 is one hour after the close of trading on June 25, 1999 (the "EFFECTIVE DATE"). Upon the Effective Date and without any further action on the part of the Corporation or its stockholders, each One (1) share of common stock, $6.00 par value, issued and outstanding immediately prior to the Effective Date, shall automatically and without any action on the part of the holder thereof be reclassified as and changed into One Hundred (100) shares of common stock, $.01 par value, (the "FORWARD SPLIT COMMON STOCK").

      6. Holders of certificates, or the rights to receive certificates (including rights represented by prior certificates entitled to be surrendered for exchange into such certificates), which on the Forward Split Record Date represented outstanding shares and fractions thereof of the common stock, or the rights thereto, of the Corporation subsequent to the reverse split effected on June 25, 1999 (the "REVERSE SPLIT SHARES") shall be entitled to receive, upon surrender of the Reverse Split Shares or former certificates which represent Reverse Split Shares to the Secretary of the Corporation, or its designated agent, by September 30, 1999 (the "CANCELLATION DATE"), for cancellation, a certificate or certificates representing the number of whole shares of the Forward Split Common Stock (the "NEW CERTIFICATES") into which and for which the Reverse Split Shares are reclassified under the terms hereof. From and after the Effective Date, the Reverse Split Shares represent only the right to receive the New Certificates pursuant to the provisions hereof. Any holders of the Reverse Split Shares who have not submitted the Reverse Split Shares by the Cancellation Date will forfeit any rights to the Forward Split Common Stock and the New Certificates and the Reverse Split Shares shall be null and void without any further action of the Corporation.

      7. No stockholder approval was required for this change pursuant to NRS ss. 78.207 of the Nevada General Corporation Law or under the Articles of Incorporation of the Corporation, as amended.


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      IN WITNESS WHEREOF, the Corporation has caused this Certificate Changing
Number of Shares Pursuant to NRS ss. 78.209 to be executed by Frank A. Lodzinski, its President and Jerry M. Crews, its Secretary, this 15th day of June, 1999.


                                  TEXOIL, INC.


                                  /s/ FRANK A. LODZINSKI
                                      Frank A. Lodzinski, President


ATTEST:


/s/ JERRY M. CREWS
Jerry M. Crews, Secretary


STATE OF TEXAS)
COUNTY OF HARRIS)

      The foregoing instrument was acknowledged before me, on the 15th day of June, 1999, by Frank A. Lodzinski, President, and Jerry M. Crews, Secretary, of Texoil, Inc., a Nevada corporation, on behalf of the corporation.



                                          /s/ SUSAN CAROL CLEVELAND
                                              Notary Public in and for
                                              The State of Texas